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                     TRAVELERS GROUP INC. AND SUBSIDIARIES                                            EXHIBIT 12.1
                   (IN MILLIONS OF DOLLARS, EXCEPT FOR RATIO)

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                     SIX MONTHS ENDED
                                         JUNE 30,                            YEAR ENDED DECEMBER 31,
                                   --------------------    -----------------------------------------------------------
                                     1997        1996        1996          1995       1994        1993          1992
                                   --------    --------    --------      --------   --------    --------      --------
Pre-tax income from continuing
 operations                       $2,166.0     $1,413.0     $3,398.0     $2,521.0    $1,874.0    $1,523.0     $1,188.0

Undistributed earnings of
 equity investee                                                                                   (116.0)       (26.0)

Pre-tax minority interest                                                                           (32.0)

Fixed charges:

  Interest                         1,349.0      1,060.0      2,259.0      1,956.0     1,284.0       707.0        674.0

  Interest portion of rentals         55.0         53.0        107.0        104.0       134.0        61.0         38.0
                                  --------     --------     --------     --------    --------    --------     --------
Total fixed charges                1,404.0      1,113.0      2,366.0      2,060.0     1,418.0       768.0        712.0
                                  --------     --------     --------     --------    --------    --------     --------
Earnings available for fixed
 charges                          $3,570.0     $2,526.0     $5,764.0     $4,581.0    $3,292.0    $2,143.0     $1,874.0
                                  --------     --------     --------     --------    --------    --------     --------
Total preferred dividend
 requirement                         $41.5        $46.8        $93.2        $84.0       $82.9       $27.2        $10.3

Effective tax rate                    35.2%        25.5%        30.9%        35.4%       38.3%       36.1%        36.4%

Total preferred dividend
 grossed up                          $64.1        $62.9       $134.9       $130.1      $134.3       $42.6        $16.2

Total fixed charges and
 preferred dividends              $1,468.1     $1,175.9     $2,500.9     $2,190.1    $1,552.3      $810.6       $728.2
                                  --------     --------     --------     --------    --------    --------     --------
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                      2.43x        2.15x        2.30x        2.09x       2.12x       2.64x        2.57x
                                  ========     ========     ========     ========    ========    ========     ========

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